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                           [AKABAS & COHEN LETTERHEAD]

                                 April 13, 1998

Board of Directors
Gilman & Ciocia, Inc.
475 Northern Boulevard
Great Neck, NY  11021

                  Re:      Gilman & Ciocia, Inc.
                           Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Gilman & Ciocia, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (together with all amendments, the "Registration Statement"). This Registration Statement relates to the registration under the Securities Act of 1933, as amended, of 1,626,000 shares of the Registrant's common stock, par value $.01 per share (the "Common Stock").

         In connection with the proposed offering, we have examined the Certificate of Incorporation, as amended, the Bylaws of the Registrant, the form of certificates representing shares of Common Stock, resolutions of the Board of Directors of the Registrant, Serafino Maiorano Plan, Dominick Ciocia Plan,
Gerald Hoenings Plan, John Brower Plan, Lee Povinelli Plan, Lewis Pasquin Plan, George Dagher Plan, Steven Gilbert Plan, Marc Cohen Plan, Greg Ferone Plan, Dominick Riolo Plan, Walter Shair Plan, Abraham Dorfman Plan, Jeff Altman Plan, Vernon Lemmon Plan, Steve Hand Plan and the 1997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc. (collectively as the "Plans") and the Registration Statement and the Exhibits filed therewith. We have also made such inquiries and examined originals, certified copies or copies of such other documents and instruments as we have deemed necessary or appropriate for the purpose of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on original
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documents, and the conformity to the original documents of all copies submitted.

         Based upon the foregoing inquiries and examinations, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

         1. The Registrant is a duly organized and validly existing corporation under the laws of the State of Delaware.

         2. The securities covered by the Registration Statement are duly authorized and, when issued and sold in the manner contemplated by the Plans, or by the applicable written agreement, and by the Registration Statement, will be validly issued, fully paid and non-assessable securities of the Registrant.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and any amendment thereto, and to the filing of this opinion as Exhibit 5 thereto.

         This opinion may not be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Registrant and its successors and assigns. This opinion is based upon our knowledge of law and facts as of this date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                                             Very truly yours,

                                             /s/ Akabas & Cohen